Exhibit 10.11

FIRST LOAN MODIFICATION AGREEMENT

This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of December 29, 2009, by and among (a) SILICON VALLEY BANK, a California corporation with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“SVB”), as agent (“Agent”), and the Lenders listed on Schedule 1.1 to the Loan Agreement (as defined below) and otherwise party hereto, including without limitation, SVB and GOLD HILL VENTURE LENDING 03, L.P., and (b) VRINGO, INC., a Delaware corporation (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Borrower is indebted to Lenders pursuant to a loan arrangement dated as of January 29, 2008, evidenced by, among other documents, a certain Loan and Security Agreement dated as of January 29, 2008, by and among Borrower, Agent and Lenders (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by (a) the Collateral as described in the Loan Agreement, and (b) the Intellectual Property Collateral as defined in that certain Intellectual Property Security Agreement dated as of the date hereof by Borrower in favor of Agent, for the ratable benefit of the Lenders (the “IP Agreement,” together with any other collateral security granted to Agent, for the ratable benefit of the Lenders, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	Notwithstanding Section 2.1.1(b) of the Loan Agreement, upon the occurrence of the Qualified Financing and continuing thereafter during the Interest Only Period, Borrower shall make monthly payments of interest only at the rate set forth in Section 2.2(a).

2	Notwithstanding Section 2.1.1(c) of the Loan Agreement, after the occurrence of the Qualified Financing, provided no Default or an Event of Default occurs, all scheduled principal payments due and payable during the Interest Only Period shall be deferred (not waived) until the earlier of: (i) the first Payment Date which is six months following the occurrence of the Qualified Financing, and (ii) the occurrence of the IPO Event. In addition, commencing on the Amortization Date and continuing on the Payment Date of each month thereafter, the aggregate outstanding amount of the Term Loan shall be repaid in equal monthly payment of principal and interest, calculated by Agent, based upon (i) the aggregate amount of the Term Loan, (ii) the effective rate of interest set forth in Section 2.2(a), and (iii) the applicable Amortization Schedule. All unpaid principal and accrued interest is due and payable in full on the Term Loan Maturity Date.

3	The Loan Agreement shall be amended by inserting the following text to appear after the final paragraph of Section 5.2 thereof:

“Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.”

4	The Loan Agreement shall be amended by adding the following new Section 6.2(c) appearing after Section 6.2(b) thereof:

“(c) Deliver to Agent, prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property.”

5	The Loan Agreement shall be amended by deleting the following, appearing as Section 6.7 thereof:

“6.7 Protection of Intellectual Property Rights. Borrower shall use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its material intellectual property, except where Borrower in the exercise of its business judgment deems it in its best interest not to do so.”

and inserting in lieu thereof the following:

“6.7 Protection and Registration of Intellectual Property Rights. Borrower shall : (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its material intellectual property except where Borrower in the exercise of its prudent business judgment deems it in its reasonable best interest not to do so; (b) promptly advise Agent in writing of material infringements of its Intellectual Property promptly after Borrower learns of any such infringements; and (c) not allow any of Borrower’s Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent. If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to Agent and Lenders and shall execute such intellectual property security agreements and other documents and take such other actions as Agent and Lenders shall request in their good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent and Lenders in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Agent and Lenders with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Agent and Lenders may request in their good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Lenders in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Agent and Lenders copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Agent and Lenders to perfect and maintain a first priority perfected security interest in such property.

Borrower shall provide written notice to Agent and Lenders within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Agent and Lenders request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Lenders to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent and Lenders to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Lenders’ rights and remedies under this Agreement and the other Loan Documents.”

6	The Loan Agreement shall be amended by deleting the following appearing as Section 7.5 thereof:

“7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for validly perfected purchase money security interests), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.”

and inserting in lieu thereof the following:

“7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for validly perfected purchase money security interests).”

7	The Loan Agreement shall be amended by deleting the following appearing as Section 8.2(a) thereof:

“(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.6, or violates any covenant in Section 7; or”

and inserting in lieu thereof the following:

“(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.6, 6.7 or violates any covenant in Section 7; or”

8	The Loan Agreement shall be amended by inserting the following new provisions to appear after Section 8.9 thereof:

“8.10 IPO Event and Subsequent Financing. Neither the IPO Event nor the Subsequent Financing occurs on or before July 15, 2010; or

“8.11 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor.”

9	The Loan Agreement shall be amended by deleting the following subsection (f) of the definition of “Permitted Investments” appearing in Section 13.1 thereof:

“(f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year;”

and inserting in lieu thereof the following:

“(f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in IL Subsidiary for current ordinary and necessary operating expenses of IL Subsidiary.”

10	The Loan Agreement shall be amended by inserting the following new definitions to appear alphabetically in Section 13.1 thereof:

“ “2009 Effective Date” is December 29, 2009.”

“ “Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.”

“ “Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to a Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.”

“ “Intellectual Property Collateral” is defined in the IP Agreement.”

“ “Interest Only Period” is the period commencing on the occurrence of the Qualified Financing and ending on the date that is the earlier of: (i) six months from the occurrence of the Qualified Financing; and (ii) the occurrence of the IPO Event.”

“ “IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Agent and Lenders dated as of December 29, 2009.”

“ “IPO Event” is the consummation of Borrower’s initial public offering and sale of equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in net cash proceeds to Borrower in an amount of at least Seven Million Dollars ($7,000,000.00).

“ “Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.”

“ “Qualified Financing” means the sale or issuance by Borrower on or after the 2009 Effective Date but on or before January 30, 2010, in a single transaction or a series of related transactions, of shares of its capital stock, or of Subordinated Debt instruments convertible into the Borrower’s capital stock, to one or more investors for financing purposes, resulting in unrestricted gross cash proceeds received by the Borrower of at least Two Million Nine Hundred Eighty-One Thousand Nine Hundred Forty-One Dollars ($2,981,941.00).”

“ “Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Agent and Lenders’ right to sell any Collateral.”

“ “Subsequent Financing” means the sale or issuance by Borrower of shares of its capital stock or issuance of Subordinated Debt, to one or more investors for financing purposes, resulting in unrestricted net cash proceeds received by the Borrower of at least Seven Million Dollars ($7,000,000).”

“ “Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.”

11	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

“ “Amortization Date” shall mean, for each Term Loan, the earlier of (i) the first Payment Date following the date which is six (6) months from the Funding Date of such Term Loan, or (ii) April 1, 2009.”

“ “Loan Documents” are, collectively, this Agreement, the Warrant, the Perfection Certificate, any note, or notes or guaranties executed by Borrower, and any other present or future agreement for the benefit of Agent and/or Lenders in connection with this Agreement, all as amended, restated, or otherwise modified.”

“ “Prepayment Fee” shall be an additional fee payable to the Agent in amount equal to :

(i)	for a prepayment made on or before one year from the applicable Funding Date of such Term Loan, three percent (3.0%) of the principal amount of such Term Loan prepaid; or

(ii)	for a prepayment made after one year, but on or before two years from the applicable Funding Date of such Term Loan, two percent (2.0%) of the principal amount of such Term Loan prepaid; or

(iii)	for a prepayment made after two years, but on or before three years from the applicable Funding Date of such Term Loan, one percent (1.0%) of the principal amount of such Term Loan prepaid.”

“ “Term Loan Maturity Date” is the final Payment Date for each Term Loan which shall be the date thirty-five (35) months from the first Payment Date for such Term Loan.”

and inserting in lieu thereof the following:

“ “Amortization Date” shall mean: (a) if the Qualified Financing does not occur, for each Term Loan, the earlier of (i) the first Payment Date following the date which is six (6) months from the Funding Date of such Term Loan, or (ii) April 1, 2009, or (b) if the Qualified Financing occurs, the first Payment Date after the expiration of the Interest Only Period.”

“ “Loan Documents” are, collectively, this Agreement, the Warrant, the Perfection Certificate, the IP Agreement any note, or notes or guaranties executed by Borrower, and any other present or future agreement for the benefit of Agent and/or Lenders in connection with this Agreement, all as amended, restated, or otherwise modified.”

“ “Prepayment Fee” shall be an additional fee payable to the Agent in amount equal to :

(i)	for a prepayment made on or before one year from the 2009 Effective Date, three percent (3.0%) of the principal amount of the aggregate outstanding Term Loan prepaid; or

(ii)	for a prepayment made after one year, but on or before two years from the 2009 Effective Date, two percent (2.0%) of the principal amount of the aggregate outstanding Term Loan prepaid; or

(iii)	for a prepayment made after two years, but on or before three years from the 2009 Effective Date, one percent (1.0%) of the principal amount of the aggregate outstanding Term Loan prepaid.”

“ “Term Loan Maturity Date” is the earlier of (i) March 1, 2013 or (ii) an Event of Default pursuant to which the Agent declares all Obligations immediately due and payable.”

12	Guarantor shall deliver to Bank, as soon as available, but no later than thirty (30) days after the last day of each quarter, a company prepared consolidated balance sheet and income statements covering Guarantor’s consolidated operations during the period certified by an officer of Guarantor and in a form acceptable to Agent.

13	The definition of “Permitted Liens” shall be deemed to include any Liens consented to by Lenders pursuant to any instrument evidencing Subordinated Debt.

14	The Loan Agreement shall be amended by substituting Exhibit A thereto in its entirety and inserting in lieu thereof Exhibit A hereto. Borrower hereby grants to Agent, for the ratable benefit of Lenders, and Lenders, to secure the payment and performance in full of all Obligations and the performance of each of Borrower’s duties under the Existing Loan Documents, a continued security interest in and pledges and assigns to Agent, for the ratable benefit of Lenders, and Lenders, the Collateral wherever located, whether now owned or hereafter acquired or arising and all proceeds and products thereof.

4. FEES. Borrower shall reimburse Agent and Lenders for all reasonable legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of January 29, 2008 by Borrower and delivered to Agent and Lenders, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Agent and Lenders in the Perfection Certificate has not changed, as of the date hereof.

6. CONDITIONS TO EFFECTIVENESS OF AGREEMENT. The effectiveness of this Loan Modification Agreement is expressly conditioned upon the receipt by Agent, in form and substance satisfactory to Agent in Agent’s sole and absolute discretion, of (a) an Unconditional Guaranty by the IL Subsidiary; and (b) a Debenture, granting to Lenders a first perfected fixed charge on all assets owned by IL Subsidiary; and (c) all other documents requested by Agent in connection with the foregoing, including, without limitation authority documents, and a legal opinion acceptable to Agent; and (d) evidence that Borrower has received, on or after the 2009 Effective Date, unrestricted net cash proceeds from the issuance of Subordinated Debt instruments convertible into the Borrower’s capital stock to Iroquois Master Fund Ltd. and Kingsbrook Opportunities Master Fund LP (the “Lead Investors”), and KB/V LLC in an aggregate amount equal to Four Hundred Thirty-Five Thousand Dollars ($435,000); and (e) a subordination in the form attached as Exhibit B hereto executed by Borrower, IL Subsidiary, the Lead Investors, and KB/V LLC.

7. CONSENT.

(a) Agent and Lenders hereby consent to the Indebtedness incurred by Borrower from the Lead Investors and KB/V LLC pursuant to the Securities Purchase Agreement dated as of December 29, 2009 in an aggregate amount equal to Four Hundred Thirty-Five Thousand Dollars ($435,000), provided, however, Agent’s and Lenders’ consent shall only be effective upon receipt by Agent of a subordination agreement in the form attached as Exhibit B hereto executed by Borrower, IL Subsidiary, the Lead Investors, and KB/V LLC.

(b) Agent and Lenders hereby agree that their consent to the Indebtedness incurred by Borrower in connection with the Qualified Financing pursuant to the Securities Purchase Agreement dated as of December 29, 2009 (but only up to Two Million Nine Hundred Eighty-One Thousand Nine Hundred Forty-One Dollars ($2,981,941) inclusive of amounts received pursuant to the transaction referenced in Section 7(a) above) shall be deemed to be automatically given upon receipt by Agent of a subordination agreement in the form attached as Exhibit B hereto executed by Borrower, IL Subsidiary and investors making up the Minimum Creditor Threshold. As used herein, “Minimum Creditor Threshold” shall mean the group of investors who provided Subordinated Debt to Borrower on or after the 2009 Effective Date but on or before January 30, 2010 in an aggregate amount equal to at least Two Million Two Hundred Thirty Six Thousand Four Hundred Fifty-Six Dollars ($2,236,456). Notwithstanding any terms herein to the contrary, the consent of Agent and Lenders will not automatically be deemed to be given hereunder for either (i) any Indebtedness incurred after January 30, 2010, or (ii) an Indebtedness incurred on or after the 2009 Effective Date but on or before January 30, 2010 in an aggregate amount in excess of Two Million Nine Hundred Eighty-One Thousand Nine Hundred Forty-One Dollars ($2,981,941).

8. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Agent, for ratable benefit of the Lenders, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

10. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Agent and/or Lenders with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Agent and/or Lenders, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Agent and/or Lenders from any liability thereunder.

11. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, each of Agent and Lenders is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Lenders’ agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Agent or Lenders to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Agent, Lenders and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Lenders in writing. No maker will be released by virtue of this Loan Modification Agreement.

12. CONFIDENTIALITY. Agent and/or Lenders may use confidential information for the development of databases, reporting purposes, and market analysis, so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of the Loan Agreement.

13. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower, Agent and Lenders.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:

VRINGO, INC.

By	/S/ JON MEDVED
Name:	Jon Medved
Title:	CEO

LENDERS:

SILICON VALLEY BANK, as Agent and as a LENDER

By	/S/ SHAWN E. GOODMAN
Name:	Shawn E. Goodman
Title:	authorized signatory

GOLD HILL VENTURE LENDING 03, L.P., as LENDER

By: GOLD HILL VENTURE LENDING PARTNERS 03, LLC, its General Partner

By	/S/ DAVID FISCHER
Name:	David Fischer
Title:	Manager

EXHIBIT A

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter.

EXHIBIT B

[Form of Subordination Agreement]